                                 SCHEDULE 14 A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BURNHAM PACIFIC PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computer on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previous paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                        BURNHAM PACIFIC PROPERTIES, INC.
                              610 WEST ASH STREET
                              SAN DIEGO, CA 92101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held Tuesday, May 11, 1999

TO THE STOCKHOLDERS OF BURNHAM PACIFIC PROPERTIES, INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of Burnham Pacific Properties, Inc. (the "Corporation") will be held at the San Francisco World Trade Club, 300 World Trade Center, San Francisco, California, on Tuesday, May 11, 1999 at 10:30 a.m. for the following purposes:

    1.  To elect eight Directors.

    2. To transact such other business as may properly come before the meeting or any adjournment.

    The transfer books of the Corporation will not be closed prior to the meeting. The Board of Directors has determined that stockholders of record at the close of business on March 16, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                              By order of the Board of Directors
March 26, 1999                                BURNHAM PACIFIC PROPERTIES, INC.

                                              Scott C. Verges,
                                              Secretary

                             YOUR VOTE IS IMPORTANT
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                   YOU ARE URGED TO SIGN, DATE AND RETURN THE
                   ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR
                   TO VOTE BY TELEPHONE OR OVER THE INTERNET

                        BURNHAM PACIFIC PROPERTIES, INC.
                              610 WEST ASH STREET
                              SAN DIEGO, CA 92101

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 1999

    This Proxy Statement is furnished to the stockholders of Burnham Pacific Properties, Inc., a Maryland corporation (the "Corporation"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Corporation (the "Board of Directors") for the Annual Meeting of Stockholders of the Corporation to be held at the San Francisco World Trade Club, 300 World Trade Center, San Francisco, California, on Tuesday, May 11, 1999 at 10:30 a.m., and any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy Card are first being mailed to stockholders on or about March 26, 1999.

    As more fully described in this Proxy Statement, the stockholders will be asked to consider and act upon:

       (1) the election of eight Directors; and

       (2) such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 16, 1999 are entitled to notice of and to vote at such meeting. On such date, there were issued and outstanding 31,954,008 shares of Common Stock, par value $.01 per share, (the "Common Stock") of the Corporation. On such date, there were also issued and outstanding 2,800,000 shares of Series 1997-A Convertible Preferred Stock, par value $.01 per share, ("Series A Preferred Stock") of the Corporation, each share of which is entitled to vote with the Common Stock as if fully converted into Common Stock. Each share of Series A Preferred Stock is currently convertible into approximately 1.626 shares of Common Stock, resulting in the Series A Preferred Stock being convertible into an aggregate of 4,552,846 shares of Common Stock. Accordingly, shares having an aggregate of 36,506,854 votes are entitled to vote at the Annual Meeting. A majority of the votes entitled to be cast represented in person or by proxy constitutes a quorum for the meeting. If a quorum is not present, the Annual Meeting may be adjourned to a later date at which a quorum is present, and shares represented by proxies may be voted for such adjournment. Shares present but abstaining or not being voted by brokers (broker non-votes) are included in the number of shares present at the Annual Meeting for purposes of establishing a quorum.

    Assuming that a quorum is present (including shares of Series A Preferred Stock in determining the presence of a quorum), the affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of Directors.

    Stockholders of record may cast their vote by using the toll-free telephone number listed on the proxy solicitation/voting instruction card, using the Internet and voting at the web site listed on the proxy card, or by signing, dating and mailing the proxy card in the enclosed postage paid envelope.

    The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy solicitation/voting instruction card.

    Stockholders who vote by returning the enclosed proxy card are urged to specify their choices by marking the appropriate boxes on the card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Directors.

    A stockholder may revoke a proxy given with respect to the Annual Meeting at any time prior to the exercise thereof at the Annual Meeting by filing with the Secretary of the Corporation a written revocation or a duly executed proxy bearing a later date or, if such stockholder is present, indicating his or her intention to vote in person at the Annual Meeting.

                                    PROPOSAL
                             ELECTION OF DIRECTORS

    The Burnham Pacific Properties, Inc. Bylaws (the "Bylaws") currently provide that the number of Directors shall be not less than the minimum number required by Maryland General Corporation Law, nor more than eleven. The Board of Directors has fixed the number of Directors to be elected at the Annual Meeting at eight, each to hold office for the term of one year or until his or her successor is elected and qualified. The Board of Directors has nominated the persons named below for election. The holders of the Series A Preferred Stock have the right to suggest one person for nomination and election, and Nina B. Matis is the nominee so suggested.

    The Bylaws provide that every stockholder entitled to vote in the election of Directors may vote each of his or her shares for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Assuming the presence of a quorum, the eight candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected, and abstentions will have no legal effect.

    The nominees for Director and the principal officers of the Corporation have indicated that they intend to vote all shares of Common Stock which they are entitled to vote FOR the election of each of the nominees for Director. As of March 16, 1999, the current Directors and executive officers of the Corporation in the aggregate had the right to vote 384,981 shares of Common Stock, representing approximately 1.20% of the outstanding Common Stock as of such date.

    It is intended that the proxies received by management will be voted FOR the election of the nominees for Directors described below, unless authority to do so is withheld. The Board of Directors anticipates that each of the nominees for Director will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

NOMINEES FOR DIRECTOR

    The following persons are the nominees for election to the Board of
Directors:

    MALIN BURNHAM, age 71, has been Chairman of the Board of Directors since 1985 and served as interim President and Chief Executive Officer from October 1994 to September 1995. Mr. Burnham is a private investor. He is also Chairman of John Burnham & Company and of First National Bank (San Diego) and a Trustee of The Burnham Institute.

    JAMES D. HARPER, JR., age 65, has been a Director since 1997. Mr. Harper has been President of JDH Realty Co. in Miami, Florida since 1982 and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., both of which are partnerships developing land in Puerto Rico. From 1971 until 1975, Mr. Harper worked for Continental Illinois Corporation, serving as its Executive Vice President in charge of all domestic and international real estate services beginning in 1974. From 1969 until its acquisition by Continental Illinois Corporation in 1971, Mr. Harper served as President and Chief Executive Officer of Group Counselor's Inc., a privately held REIT management company. He is a Director of Equity Residential Properties Trust, Equity Office Properties Trust, American Health Properties, Inc. and JDH Realty Co.

    JAMES D. KLINGBEIL, age 63, has been a Director since 1996. He is Chairman, President and Chief Executive Officer of American Apartment Communities, Inc. He is Trustee and former President of the Urban Land Institute, and a member of the Chief Executives Organization and World Business Council, and serves on the Policy Advisory Board for the Center for Real Estate and Urban Economics, University of California. He has also served as Public Interest Director of Federal Home Loan Bank of Cincinnati and as a member of the Young Presidents' Organization and the Federal Home Loan Mortgage Corporation Advisory Board. Mr. Klingbeil is a Director of United Dominion Realty Trust and The Fortress Group.

    J. DAVID MARTIN, age 43, became President, Chief Executive Officer and a Director of the Corporation on October 1, 1995. From 1984 until joining the Corporation, Mr. Martin was the Founder, Chairman and Chief Executive Officer of The Martin Group of Companies, Inc. (the "Martin Group"), a full-service real estate development and management company of which Mr. Martin still retains the title of Chairman. Mr. Martin is a Trustee of Golden Gate University and a member of the Policy Advisory Board for the Center for Real Estate and Urban Economics at the University of California. Mr. Martin is a member of the Young Presidents' Organization and serves on its international board. He is also a member of the Urban Land Institute, International Council of Shopping Centers and the National Association of Real Estate Investment Trusts.

    NINA B. MATIS, age 51, has been a Director since 1998. She is a partner in and member of the Executive Committee of the law firm of Katten Muchin & Zavis, in Chicago, Illinois. She became a partner in the firm in September 1976. During 1984 through 1987, she was Adjunct Professor of Northwestern University School of Law where she taught Real Estate Transactions. She is a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, Chicago Finance Exchange, Urban Land Institute, REFF, Chicago Real Estate Executive Woman, The Chicago Network and The Economic Club of Chicago.

    DONNE P. MOEN, age 63, has been a Director since 1996. He is the retired President and Vice President of Union Bank in California, where he served in a variety of executive positions from 1963 until 1992. Mr. Moen is also a member of the board of a number of civic and nonprofit organizations including The Los Angeles Library Foundation, Los Angeles Educational Partnership, Toberman Settlement House, and Chadwick School.

    PHILIP S. SCHLEIN, age 64, has been a Director since 1996. He has been a partner in U.S. Venture Partners, a California based venture capital company, since 1985. Prior to that time, he had a 28-year career in the retailing industry, including serving as President and Chief Executive Officer of Macy's California from 1974 to 1985. He currently serves as a Director of Ross Stores, Inc., ReSound Corporation, Quick Response Services, BEBE, XOOM.com and a number of private companies.

    ROBIN WOLANER, age 44, has been a Director since 1997. Ms. Wolaner is Executive Vice President of
C/Net Inc., an internet media company, and a Director of Online Partners.com, Inc. and HealthCentral.com Inc., both Internet companies. From 1992 to 1995, she was President and Chief Executive Officer of Sunset Publishing Corporation. In 1986, Ms. Wolaner founded Parenting Magazine, later serving as its President and Chief Executive Officer from 1990 to 1992. Ms. Wolaner also served as the Vice President in charge of Development of Time Publishing Ventures from 1990 to 1992.

EXECUTIVE OFFICERS

    The following persons are executive officers of the Corporation:

           NAME                                              POSITIONS
---------------------------  --------------------------------------------------------------------------
J. David Martin              President, Chief Executive Officer

Daniel B. Platt              Executive Vice President, Chief Financial Officer, Chief Administrative
                             Officer

Joseph Wm. Byrne             Executive Vice President, Chief Operating Officer

James W. Gaube               Executive Vice President, Chief Investment Officer

Scott C. Verges              Secretary and General Counsel

    MR. MARTIN'S biography is set forth above.

    MR. PLATT, age 52, has been the Chief Financial Officer and Chief Administrative Officer of the Corporation since October 1995. Until 1994, Mr. Platt was Group Executive Vice President of Bank of America with responsibility for merging the real estate lending activities of the two banks upon Bank of America's acquisition of Security Pacific Bank in 1992. Mr. Platt joined Security Pacific Bank in 1990 as Executive Vice President responsible for creating a new real estate workout group and in 1991 was made Vice Chairman of the Real Estate Industries Group, where he assumed additional corporate management responsibilities for all real estate activities. Prior to joining Security Pacific Bank, Mr. Platt spent 20 years with Union Bank, where he was responsible for all real estate and commercial banking activities.

    MR. BYRNE, age 57, became an officer of the Corporation in April 1998. Prior to joining the Corporation, he served as President of Property Development Associates (PDA), a retail real estate operating company owning over 225 properties nationally and managing an additional 100 properties on behalf of others with gross leasable area totaling over 10 million square feet. Prior to PDA, he served as President of Glickman, Byrne & Associates of Beverly Hills, where he managed the day-to-day operations of the company's development, construction, leasing and management activities. He is the immediate past Chairman of the Board of Directors for California Business Properties Associates of Sacramento, is on the Board of Trustees for the National Institute for Community Empowerment of Atlanta, Georgia, and is the State Government Affairs Chairman for the International Council of Shopping Centers.

    MR. GAUBE, age 49, joined the Corporation in February 1997 to start up the Corporation's operations in the Pacific Northwest. He assumed his present title in January 1999. From June 1995 until joining the Corporation, Mr. Gaube served as Senior Vice President of Real Estate, Design & Construction of Thrifty Payless, Inc. From July 1994 through May 1995, he served as Western Regional Director of Real Estate for Home Depot and from 1986 through 1994, Mr. Gaube served as Senior Vice President of Real Estate & Construction for Payless Drug Stores Northwest, Inc. Beginning in 1966, Mr. Gaube enjoyed a twenty year career at Safeway Stores, Inc. where he served as Regional Real Estate Director prior to leaving.

    MR. VERGES, age 45, became General Counsel of the Corporation in January, 1999, and became Corporate Secretary in March, 1999. Prior to joining the Corporation, he was associated with the law firm of Mandel Buder & Verges. Prior to Mandel Buder & Verges, Mr. Verges co-founded the law firm of Cassidy & Verges. Mr. Verges received his J.D. in 1980 from Boalt Hall School of Law at the University of California, Berkeley, where he was an Associate Editor of THE CALIFORNIA LAW REVIEW. Mr. Verges is a former Chair of the Real Estate Finance Subsection of the State Bar of California and the former Associate Editor of the CALIFORNIA REAL PROPERTY JOURNAL. Mr. Verges is the author of the books HANDLING REAL PROPERTY SALES TRANSACTIONS and the 1998 edition of CALIFORNIA REAL PROPERTY FINANCING, both published by the University of California, as well as numerous articles. He is a frequent lecturer for the California Continuing Education of the Bar and other forums on a variety of real estate issues.

BENEFICIAL OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Common Stock as of March 16, 1999 by (i) each Director and nominee for Director, (ii) the Corporation's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during 1998, and (iii) all Directors and executive officers of the Corporation as a group. None of such individuals has any beneficial ownership of the Corporation's Series A Preferred Stock.

                                                                          NUMBER OF SHARES AND NATURE OF    PERCENT
NAME                                                                           BENEFICIAL OWNERSHIP        OF CLASS
------------------------------------------------------------------------  ------------------------------  -----------
Malin Burnham...........................................................           343,003(1)(2)                 1.0%
Joseph Wm. Byrne........................................................             2,000                     *
James W. Gaube..........................................................            11,000(1)(3)               *
James D. Harper, Jr.....................................................             5,227                     *
James M. Kessler........................................................            50,957(1)(4)(6)            *
James D. Klingbeil......................................................            34,808(5)                  *
J. David Martin.........................................................           600,000(1)(4)                 1.7%
Nina B. Matis...........................................................             1,925                     *
Donne P. Moen...........................................................            18,875(7)                  *
Thomas A. Page..........................................................            47,901(1)                  *
Daniel B. Platt.........................................................           326,281(1)(6)(8)            *
Philip S. Schlein.......................................................            10,617                     *
Robin Wolaner...........................................................             5,677                     *
------------------------

All Director nominees and executive officers of the Corporation as a
  group (14 persons)....................................................                    1,460,271            4.1%

------------------------

*   less than 1%

(1) Based upon information provided by the individuals listed above, such persons have the direct right to vote and dispose of all such shares except for (i) the following number of shares included in the table which are not yet outstanding which the following persons have the right presently to acquire under outstanding options that are vested or will vest within 60 days: Messrs. Burnham 141,000, Gaube 10,000, Martin 550,000, Page 15,000, Platt 308,333 and Kessler 50,000, all Director nominees and executive officers as a group 1,074,333, and (ii) as set forth in the following notes.

(2) Includes (i) 8,580 shares of Common Stock held by Mr. Burnham as trustee,
    (ii) 6,487 shares of Common Stock beneficially owned by Mr. Burnham's spouse, and (iii) 320 shares of Common Stock beneficially owned by the Burnham Foundation, of which Mr. Burnham is a trustee, as to which Mr. Burnham disclaims beneficial ownership.

(3) Includes 1,000 shares of Common Stock as to which Mr. Gaube shares the power to vote and dispose.

(4) Mr. Martin also holds 62,537 limited partnership units in two partnerships of which the Corporation (through Burnham Pacific Operating Partnership, L.P.) is general partner. Such partnerships own two completed retail centers acquired from Mr. Martin and other affiliates of the Martin Group. Each such unit may under certain circumstances be exchangeable on a 1-for-1 basis for a share of the Corporation's Common Stock. Mr. Kessler holds 15,525 of such exchangeable limited partnership units.

(5) Includes 2,200 shares of Common Stock held by Mr. Klingbeil as trustee of a trust in which Mr. Klingbeil disclaims any economic interest.

(6) Based upon information provided by the Director nominees and executive officers, the following persons beneficially own the following number of shares of Common Stock included in the table which are held in 401(k) plans:
    Messrs. Platt 2,248 and Kessler 957.

(7) Includes 11,000 shares of Common Stock as to which Mr. Moen shares the power to vote and dispose.

(8) Includes (i) 2,500 shares of Common Stock held in an IRA for Mr. Platt's wife and (ii) 13,200 shares of Common Stock beneficially owned by a trust in which Mr. Platt has a beneficial interest.

BENEFICIAL OWNERSHIP OF CERTAIN OTHERS

    Information known to the Corporation with respect to beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 5% of each class of the Corporation's voting securities as of March 16, 1999 is as follows. Such information is based upon filings received by the Corporation under the Exchange Act, with respect to the Common Stock, and the terms of the Stock Purchase Agreement by and among Westbrook Burnham Holdings, L.L.C., Westbrook Burnham Co-Holdings, L.L.C., Burnham Pacific Properties, Inc. and Burnham Pacific Operating Partnership, L.P. dated as of December 5, 1997 (the "Stock Purchase Agreement"), with respect to the Series A Preferred Stock.

                                                                                     AMOUNT AND
                                                                                NATURE OF BENEFICIAL
                                                                                     OWNERSHIP              PERCENT
NAME AND ADDRESS                                                                  OF COMMON STOCK          OF CLASS
--------------------------------------------------------------------------  ----------------------------  -----------
Morgan Stanley, Dean Witter & Co.(1)......................................             3,989,600               11.2%
  1585 Broadway
  New York, NY 10036

J.P. Morgan & Co. Incorporated (2)........................................             2,036,500                5.7%
  60 Wall Street
  New York, NY 10250

Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham
  Co-Holdings, L.L.C.(3)..................................................             2,276,422                6.4%
  11150 Santa Monica Blvd., Suite 1450
  Los Angeles, CA 90025

------------------------

(1) In an amended filing on Schedule 13G under the Exchange Act, Morgan Stanley Dean Witter & Co. and its wholly-owned subsidiary, Morgan Stanley Dean Witter Investment Management Inc., reported that as of December 31, 1998 the former had shared voting and dispositive power with respect to 3,058,200 and 3,989,600 of such shares of Common Stock, respectively, and the latter had shared voting and dispositive power with respect to 2,044,200 and 2,975,600 of such shares of Common Stock, respectively.

(2) In a filing on Schedule 13G under the Exchange Act, J.P. Morgan & Co. Incorporated reported that as of December 31, 1998 it had sole voting and dispositive power with respect to 1,738,600 and 2,036,500 of such shares of Common Stock, respectively.

(3) Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. own in the aggregate 2,799,990 shares of Series A Preferred Stock, representing 100% of the outstanding shares of this class. The Series A Preferred Stock votes with the Common Stock as if fully converted into Common Stock. 25% of the Series A Preferred Stock is convertible into Common Stock after each of December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999. If such shares were fully converted, such holders would be the beneficial owners of approximately 4,552,846 shares of Common Stock representing 12.47% of the outstanding number of shares of Common Stock after giving effect to such conversion but not to the issuance of any other shares of Common Stock not actually outstanding at the present time. In a filing on Schedule 13G under the Exchange Act, Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C. and certain of their affiliates reported that as of January 29, 1999 in the aggregate they were "beneficial owners" of 2,276,422 shares of Common Stock (being the number of shares of Common Stock into which the right to convert the Series A Preferred Stock was vested or would vest within 60 days).

DIRECTORS' AND COMMITTEE MEETINGS

    During 1998, the Board of Directors met 12 times. Each of the Directors attended at least 75% of the total number of Board of Director meetings. Each of the Directors attended at least 75% of the total number of meetings of Board committees on which he or she served. The Corporation has standing Audit and Compensation Committees. The Compensation Committee also acts as the Nominating Committee.

    AUDIT COMMITTEE. The members of this committee from January 1, 1998 until the 1998 Annual Meeting held on May 11, 1998, were Messrs. Moen (Chairman) and Richard R. Tartre and Ms. Wolaner. The members of this committee for the remainder of 1998 were Mr. Moen and Mmes. Matis and Wolaner. This committee advises and assists the Corporation's principal financial officer in making periodic overall reviews of the Corporation's internal controls and financial statements, appoints the Corporation's independent auditors for the Corporation's annual audit, meets periodically with the auditors to discuss their audit, and advises and provides oversight of the Corporation's internal audit activities. This committee held two meetings in 1998, one before and one after the 1998 Annual Meeting.

    COMPENSATION COMMITTEE. The members of this committee during 1998 were Messrs. Thomas A. Page (Chairman), Harper, Klingbeil and Schlein. This committee held one meeting during 1998 and one during 1999 with respect to compensation for 1998. See "Report of the Compensation Committee" for additional information.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation, and written representations that no other reports were required during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to such persons were satisfied.

EXECUTIVE COMPENSATION

    DIRECTORS

    The Corporation awarded to each Director, with the exception of Messrs. Martin and Tartre and Ms. Matis, 750 Director Restricted Shares on March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998 for their services as Directors. The Corporation awarded to Mr. Tartre 750 Director Restricted Shares on March 31, 1998 and 325 Director Restricted Shares on June 30, 1998. The Corporation awarded to Ms. Matis 425 Director Restricted Shares on June 30, 1998 and 750 Director Restricted Shares on September 30, 1998 and December 31, 1998. Mr. Martin receives no compensation for his services as a Director in addition to his compensation as President and Chief Executive Officer.

    EXECUTIVE OFFICERS

    Compensation paid to each person serving as Chief Executive Officer and each of the four most highly compensated other officers whose total compensation for 1998 equaled or exceeded $100,000 is summarized in the following table. Also see below under "Report of the Compensation Committee."

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                                          -----------------------------------------             AWARDS
                  NAME AND                                                              OTHER        ----------------------------
                  PRINCIPAL                                                            ANNUAL           OPTIONS       ALL OTHER
                  POSITION                       YEAR       SALARY      BONUS       COMPENSATION     (# SHARES)(1)  COMPENSATION
---------------------------------------------  ---------  ----------  ----------  -----------------  -------------  -------------
J. David Martin..............................       1998  $  387,500  $      -0-            (2)          250,000     $       -0-
  President/Chief                                   1997  $  250,000  $  350,000            (2)          300,000     $       -0-
  Executive Officer                                 1996  $  250,000  $      -0-            (2)          300,000     $       -0-

Daniel B. Platt..............................       1998  $  245,833  $      -0-            (2)           50,000     $  4,917(3)
  Executive Vice President,                         1997  $  200,000  $  175,000            (2)          150,000     $  4,000(3)
  Chief Financial Officer,                          1996  $  200,000  $      -0-            (2)          125,000     $  2,000(3)
  Chief Administrative Officer

James M. Kessler.............................       1998  $  197,917  $      -0-            (2)              -0-     $  3,958(3)
  Senior Vice President,                            1997  $  175,000  $  100,000            (2)              -0-     $  3,500(3)
  Chief Development Officer                         1996  $  175,000  $      -0-            (2)           30,000     $  1,750(3)

Joseph Wm. Byrne(4)..........................       1998  $  175,189  $      -0-            (2)          100,000     $       -0-
  Executive Vice President,
  Chief Operating Officer

James W. Gaube(5)............................       1998  $  183,333  $      -0-            (2)           70,000     $  1,333(3)
  Executive Vice President,                         1997  $  160,417  $  100,000            (2)           30,000             -0-
  Chief Investment Officer

------------------------

(1) Options granted after the close of the year indicated reflecting compensation for optionee's performance in the year indicated. All options are under the Corporation's Stock Option and Incentive Plan and are for shares of the Corporation's Common Stock.

(2) Other annual compensation, if any, constituted less than 10% of such person's salary and bonus.

(3) Corporation's matching contributions to employee's 401(k) plan.

(4) Mr. Byrne joined the Corporation effective April 1998.

(5) Mr. Gaube joined the Corporation effective February 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

    Options for shares of Common Stock were granted under the Corporation's Stock Option and Incentive Plan to certain of the officers listed in the Summary Compensation Table above during 1998 as summarized in the following table. Such options are considered a part of the officers' compensation with respect to 1997.

                                                                        INDIVIDUAL GRANTS
                                               --------------------------------------------------------------------
                                                             % OF TOTAL
                                                               OPTIONS
                                                             GRANTED TO    EXERCISE
                                                 OPTIONS      EMPLOYEES     OR BASE                   GRANT DATE
                                                 GRANTED      IN FISCAL    PRICE PER   EXPIRATION       PRESENT
                    NAME                        (# SHARES)      YEAR       SHARE(1)       DATE         VALUE(2)
---------------------------------------------  ------------  -----------  -----------  -----------  ---------------
J. David Martin..............................    300,000(3)      44.15%    $   12.50     1/14/2008    $   699,000
  President/CEO

Daniel B. Platt..............................    150,000(3)      22.08%    $   12.50     1/14/2008    $   349,500
  Executive VP/CFO

James W. Gaube...............................     30,000(3)       4.42%    $   12.50     1/14/2008    $    69,900
  Executive VP/CIO

------------------------

(1) Equal to the closing market price of the Common Stock on the grant date.

(2) The option values presented are based on the Black-Scholes option-pricing model adapted for use in valuing stock options. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, a risk-free rate of return on the date of grant, and the term of the option. In calculating the grant date present values set forth in the table, the Black-Scholes option-pricing model used the following weighted-average assumptions: 8.0% dividend yield, expected volatility of 25%, risk-free rate of return of 6.0% and expected lives of 5 years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.

(3) These options were granted in 1998 as compensation for fiscal year 1997 following receipt of stockholder approval at the 1998 Annual Meeting of Stockholders. They are nonqualified stock options, one third of which were fully vested on January 14, 1999, one third of which will vest on January 14, 2000, and one third of which will vest on January 14, 2001.

                      AGGREGATED OPTIONS EXERCISED IN LAST
                     FISCAL YEAR AND YEAR-END OPTION VALUE

    The following table sets forth information with respect to options exercised during 1998 and unexercised options at the end of the year.

                                                                                                                VALUE OF
                                                                                              NUMBER OF        UNEXERCISED
                                                                                             UNEXERCISED           IN
                                                                                             OPTIONS AT        OPTIONS AT
                                                                                                 FY                FY
                                                                                                 (#)               ($)
                                                         SHARES ACQUIRED        VALUE
                                                           ON EXERCISE        REALIZED      EXERCISABLE/      EXERCISABLE/
NAME                                                           (#)               ($)        UNEXERCISABLE     UNEXERCISABLE
----------------------------------------------------  ---------------------  -----------  -----------------  ---------------
J. David Martin.....................................                0                --     450,000/400,000     $    0/$0
  President, Chief Executive Officer
Daniel B. Platt.....................................                0                --     258,333/191,667     $    0/$0
  Executive Vice President,
    Chief Financial Officer,
    Chief Administrative Officer
Joseph Wm. Byrne....................................                0                --                  --     $    0/$0
  Executive Vice President,
    Chief Operating Officer
James W. Gaube......................................                0                --            0/30,000     $    0/$0
  Executive Vice President,
    Chief Investment Officer
James M. Kessler....................................                0                --       50,000/10,000     $    0/$0
  Senior Vice President,
    Chief Development Officer

                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

    The Compensation Committee of the Board of Directors consists of four members, all of whom are independent directors of other companies. Three members of the Committee have extensive experience as directors and chief executive officers of public companies or major operating divisions of public companies, and the fourth has extensive experience as a director of a public company and chief executive officer of a private company. No member of the Committee was or is an officer or employee of the Corporation.

    The Corporation has retained the same compensation consultant which has advised the Committee and senior management since 1995. During 1998 the Committee worked with the compensation consultant with the goal of assessing the competitiveness of the Corporation's compensation and benefits program and of enhancing the program and maintaining its competitiveness by incorporating incentive-based compensation strategies.

    Following a review of industry background and appropriate comparatives, the compensation consultant provided recommendations to the Committee regarding both compensation structure in general and specific compensation for various positions. Based on these recommendations and discussions at meetings held in January 1998 and February 1999, the Committee continued its policy that the total compensation for the Chief Executive Officer and the other executive officers should be consistent with a subset of the REIT industry that reflects similar business characteristics as the Corporation.

    The Committee reaffirmed the compensation philosophies which it adopted in 1996 to guide it in establishing executive compensation. In an effort to align employee and owner interests in the Corporation, the Committee decided to continue its previously adopted philosophy that executive compensation should be heavily weighted toward incentives, which will take the form of largely stock-based incentives with respect to employees at the officer level and largely cash-based incentives below the officer level.

    The Committee also reaffirmed its philosophy that the compensation policy and the structure of compensation should be closely monitored to assure that the Corporation's compensation program remains competitive and consistent with the industry. To assist in achieving this objective, the Committee decided to continue to retain the consultant to provide recommendations as to reasonable comparatives and compensation components and levels on an ongoing basis.

SALARY AND BONUS

    At its meeting in January 1998, after considering the data furnished by the consultant and evaluating the performance of Mr. Martin, the Committee voted to increase Mr. Martin's base annual salary to $400,000 effective February 1, 1998. The Committee also voted to increase Mr. Platt's salary to $250,000 and to establish the salary of Mr. Gaube at $200,000, effective for 1998.

    Supplemental or bonus compensation is awarded to the Chief Executive Officer and the executive officers of the Corporation at the discretion of the Committee. At its meeting in January 1998, the Committee voted to grant the options described in the "Option Grants in Last Fiscal Year" table to the named officers and certain other individuals, subject to approval by the stockholders at the 1998 Annual Meeting of an increase in the number of shares of Common Stock for which awards may be made under the Corporation's Stock Option and Incentive Plan. At its meeting in February 1999, the Committee determined that the Corporation's results for 1998 did not justify the award of cash bonuses for that year.

STOCK OPTIONS

    The Committee believes that the Chief Executive Officer and the other executive officers should have the opportunity to acquire a significant equity interest in the Corporation, and that options to acquire increased stakes in the Corporation are an appropriate component of an overall compensation program. As noted above, at its meeting in February 1999, the Committee reiterated its compensation philosophy of aligning employee and owner interests. Incorporating this philosophy with the desire to provide long-term incentive compensation consistent with officer compensation of other REITs with similar business characteristics, and taking into consideration individual performance during 1998, the Committee awarded further options under the Stock Option and Incentive Plan to Mr. Martin for 250,000 shares, Mr. Platt for 50,000 shares, Mr. Byrne for 100,000 shares and Mr. Gaube for 70,000 shares for their performance during 1998.

Thomas A. Page, Chairman
James D. Harper, Jr.
James D. Klingbeil
Philip S. Schlein

STOCK PERFORMANCE

    The following graph compares the Corporation's stock price for the past five years with the Standard & Poor's 500 Index and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The graph assumes all dividends were reinvested at the market price on the day the dividend was paid.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  INDEX (12/31/93 -
        100)

                                      ALL EQUITY
                         S&P 500        REITs(1)        BPP
Dec-93                  100.0000        100.0000   100.0000
Dec-94                   98.4607        103.7004    81.3113
Dec-95                  132.0463        119.4829    68.5543
Dec-96                  158.8037        164.0446   116.2002
Dec-97                  208.0459        198.7477   127.2509
Dec-98                  263.5288        165.7124   108.4435

------------------------
(1)  Source: NAREIT Total Return Index

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

TRANSACTIONS INVOLVING MR. MARTIN

    Pursuant to the agreement entered into concurrently with Mr. Martin's employment by the Corporation on October 1, 1995, the Corporation acquired on January 1, 1998 a recently completed development project, Gateway Center in Marin City, California, for consideration that included the issuance of limited partnership units of a subsidiary partnership of the Corporation which units are ultimately exchangeable for 90,000 shares of Common Stock of the Corporation. Such units were issued to the original developer of the property, Gateway Retail Partners, in which Mr. Martin holds a 41.75% interest.

    Also concurrent with Mr. Martin's employment by the Corporation in October 1995, the Corporation acquired the right to redevelop the historic 1000 Van Ness property in downtown San Francisco, with the intention that, upon completion of redevelopment, the Corporation would retain ownership of the retail and entertainment portions of the redeveloped property and Holliday/Van Ness, L.P. ("Holliday") would become the owner of the residential portion of the redeveloped property. The Corporation through a subsidiary entered into a purchase and sale agreement with Holliday whereby Holliday would reimburse the Corporation for all of the Corporation's costs and expenses incurred at the direction of Holliday in connection with the acquisition and construction of the residential portion. Pursuant to the purchase and sale agreement, the costs, which were approximately $18,000,000, were paid by Holliday to the Corporation in a series of transactions during 1998 and early 1999 coinciding with the sale of the residential units to third parties. Upon receipt of the final payment, the Corporation conveyed all of the unsold residential units to Holliday. Mr. Martin has approximately a 35% interest in Holliday.

    In December 1998, the Corporation entered into an operating lease for a corporate office in Emeryville, California. The landlord is a partnership in which Mr. Martin has an economic interest. The lease commenced on January 1, 1999 with a five year term. Monthly lease payments are approximately $11,460, with a three percent annual increase.

OTHER TRANSACTIONS

    During 1998, the Corporation acquired leasehold interests in three former Ernst Home Improvement Stores, aggregating approximately 134,000 square feet of retail space for approximately $5.2 million. The Corporation had options to acquire three additional leasehold interests in former locations of the Ernst Home Improvement chain which expired on December 31, 1998. The Corporation acquired its existing stores and its options from the purchaser of the leasehold interest in bankruptcy proceedings involving the Ernst Home Improvement chain. One of the principals of such purchaser is Donald Gaube, a brother of James W. Gaube, Executive Vice President and Chief Investment Officer of the Corporation. James W. Gaube disclaims any personal interest in his brother's interest in the purchaser and has no personal interest in any proceeds that the purchaser received in connection with the above referenced leasehold interests.

                                    AUDITORS

    The Corporation's financial statements for the year ended December 31, 1998 were audited by Deloitte & Touche LLP, which has audited the Corporation's books and records since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Proposals of stockholders (including nominations for Directors) intended to be presented at the next Annual Meeting must be received by the Secretary of Burnham Pacific Properties, Inc., 610 West Ash Street, Suite 1600, San Diego, California 92101, no later than November 25, 1999.

                                 OTHER MATTERS

    All stockholders of record at the close of business on March 16, 1999, the record date for the determination of stockholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Corporation's Annual Report, including financial statements for the fiscal year ended December 31, 1998.

    The expense of preparing, printing and mailing the Notice of Annual Meeting of stockholders and proxy material, and all other expenses of soliciting proxies will be borne by the Corporation. The Corporation has retained Beacon Hill Partners as agent for soliciting proxies. Officers or other employees of the Corporation may, without additional compensation therefor, solicit proxies in person, by telephone, facsimile, mail or the Internet. The Corporation may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

    Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          BURNHAM PACIFIC PROPERTIES, INC.

                                          Scott C. Verges,
                                          Secretary

San Diego, California
March 26, 1999

/X/  Please mark your
     votes as in this example


------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR proposal 1.
------------------------------------------------------------------------------


                     FOR     WITHHELD   Nominations are: 1. Malin Burnham, 2. James D. Harper, Jr.,
1. Election of       / /       / /      3. James D. Klingbeil, 4. J. David Martin, 5. Nina B. Matis,
   Directors                            6. Donna P. Moen, 7. Philip S. Schlein, 8. Robin Wolaner.

For, except vote withheld from the following nominee :
--------------------------------------------------------------------

2. In their discretion, the Proxies are each authorized to vote upon        CHECK HERE IF YOU   / /
   such other business as may properly come before the Annual               PLAN TO ATTEND
   Meeting and any adjournment or postponements thereof.                    THE MEETING.


-------------------------------------------------------------------------------
          The undersigned acknowledges receipt of the Corporation's 1998
     Annual Report and the Notice of Annual Meeting of Stockholders and the Proxy Statement relating to such meeting. (If your account is registered in more than one name, all joint owners should sign. Trustees and others acting in representative capacities should indicate the capacity in which they are signing. If a corporation, sign in full corporate name by authorized officers. If a partnership, sign in partnership name by authorized person.)

          Please mark, date and sign this proxy and return it promptly whether or not you plan to attend the Annual Meeting. If you do attend, you may still vote in person if you desire.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
              SIGNATURE(S)                                              DATE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                    BURNHAM PACIFIC PROPERTIES, INC.

     Burnham Pacific Properties, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card. If you choose to do so, you must vote prior to 11:00 a.m. Pacific Time on May 11, 1999, the date of the Annual Meeting.

     To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

     1.  To vote over the Internet:
         -- Log on to the Internet and go to the web site http://www.vote-by-net.com

     2.  To vote over the telephone:
         -- On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day 7 days a week.

     Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

     If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                      BURNHAM PACIFIC PROPERTIES, INC.
P                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              MAY 11, 1999
R
          The undersigned hereby constitutes and appoints J. David Martin and
O Daniel B. Platt, or either of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned
X and vote all shares of Common Stock, par value $.01 per share, and Series 1997-A Convertible Preferred Stock, par value $.01 per share, of
Y BURNHAM PACIFIC PROPERTIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the San Francisco World Trade Club, 300
     World Trade Center, San Francisco, California on May 11, 1999 at 10:30 a.m., and at any adjournment or postponement thereof.

          The Board of Directors recommends a vote FOR all of the matters proposed.

          If properly executed, the shares represented by this proxy will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THE SHARES OF COMMON STOCK AND SERIES 1997-A CONVERTIBLE PREFERRED STOCK WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES and in the discretion of the persons named as proxies as to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote in accordance with the Board's recommendations, just sign the reverse side of this card, no box needs to be checked.

             IMPORTANT: PLEASE COMPLETE, SIGN AND              -----------
                 RETURN THIS PROXY PROMPTLY.                   SEE REVERSE
              A SELF-ADDRESSED STAMPED ENVELOPE                    SIDE
                       IS ENCLOSED.                            -----------
------------------------------------------------------------------------------
                            FOLD AND DETACH HERE